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                                                                    EXHIBIT 99.1


        Cautionary Statements for Purposes of the Safe Harbor Provisions
                     of the Securities Litigation Reform Act


In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("Act"), SFW Holding Corp. (the "Company") is filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made by, or on behalf of the Company. When used in this Annual Report on Form 10-K for the fiscal year ended January 29, 2000 and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, other communications, and in oral statements made by or with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe" or similar expressions are intended to identify forward-looking statements within the meaning of the Act. The following cautionary statements are for use as a reference to a readily available written document in connection with forward looking statements as defined in the Act. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

Holding Company - Totally Owned Subsidiary Risks

The Company's sole asset is its ownership of 100% of the outstanding common stock of Shoppers Food Warehouse Corp. ("Shoppers"). The Company's business is substantially the same as that of Shoppers and is subject to all of the risks associated therewith. Therefore, substantially all of the information set forth herein which pertains to the operations of the Company's business and its financial condition references the business operations and financial condition of Shoppers.

Business Risks

Shoppers faces risks which may prevent Shoppers from maintaining or increasing retail sales and earnings including: competition from other retail chains, supercenters, non-traditional competitors, and emerging alternative formats; operating risks of certain strategically important retail operations; the potential disruption from labor disputes; and adverse impact from the entry of other retail chains, supercenters and non-traditional or emerging competitors into markets where Shoppers has a retail concentration.

Risks of Expansion

Shoppers intends to continue to grow its business in part through new store openings. Expansion is subject to a number of risks, including the adequacy of Shoppers' capital resources; the location of suitable store sites and the negotiation of acceptable lease terms; ability to hire, train and integrate employees; and possible costs and other risks of integrating or adapting operational systems.

Liquidity

Management expects that Shoppers will continue to replenish operating assets and reduce aggregate debt with internally generated funds. If capital spending significantly exceeds anticipated capital needs, additional funding could be required from other sources.

Litigation

While the Company believes that Shoppers is currently not subject to any material litigation, the costs and other effects of legal and administrative cases and proceedings and settlements are impossible to predict with certainty. The current environment for litigation involving retail store operators may increase the risk of litigation being commenced against

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Shoppers. Shoppers would incur the costs of defending any such litigation whether or not any claim had merit.

The foregoing should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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